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                                  EXHIBIT 99.1

                                  PRESS RELEASE


        VERDICT OVERTURNED IN TEXAS INSTRUMENTS PATENT INFRINGEMENT CASE
             AGAINST VLSI TECHNOLOGY AND OTHER CALIFORNIA DEFENDANTS


        San Jose, CA, August 28, 1995--Today, in the United States District Court for the North District of Texas, Dallas Division, Trial Judge Sanders issued a Memorandum of Opinion and Order finding VLSI and the other defendants did not infringe Texas Instruments' patents. This overturns an earlier jury verdict in favor of Texas Instruments in a trial resulting from the 1990 patent infringement claim against VLSI Technology (Cypress Semiconductor and LSI Logic
were co-defendants).   Since the jury verdict in May of this year, VLSI and the
other co-defendants have vigorously defended their position through the post trial motion process.

     "We are pleased with Judge Sanders' ruling. It confirms our conviction that VLSI's use of integrated circuit plastic packaging technology did not infringe the now-expired Texas Instruments' transistor package patents," said Alfred J. Stein, chairman, president and CEO of VLSI. "Although Texas Instruments probably plans to appeal this ruling, we believe the judge's finding of non-infringement will prevail."

     This order overturns and sets aside the original jury verdict that had called for damages in the following amounts: VLSI, $ 19.4 million, Cypress, $17.8 million and LSI, $ 14.6 million.

     VLSI Technology, Inc. (NASDAQ:VLSI) designs and manufactures application-specific integrated circuits (ASICs) and application-specific standard products (ASSPs) based on its library of FSB (TM) functional system blocks. Targeting its offerings towards the communications, computing, and consumer entertainment marketplaces, the company offers its customers advanced system-level integration capabilities. The Company is based in San Jose, with 1994 revenues of $ 587 million, and has approximately 2,700 employees worldwide.

CONTACT:  VLSI Technology, Inc., San Jose
          Greg Kaufman, 408/434-3070

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